Exhibit 99

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax (732) 577-9980

FOR IMMEDIATE RELEASE

June 16, 2022

Contact: Nelli Madden

732-577-9997

UMH PROPERTIES, INC. ANNOUNCES

REDEMPTION OF ALL OUTSTANDING 6.75% SERIES C PREFERRED STOCK

FREEHOLD, N.J., June 16, 2022. UMH Properties, Inc. (NYSE:UMH) (the “Company”) today announced that it will redeem all 9,884,000 issued and outstanding shares of its 6.75% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) (CUSIP 903002400) on July 26, 2022 (the “Redemption Date”). The Series C Preferred Stock will be redeemed at a redemption price equal to the $25.00 per share liquidation preference of the Series C Preferred Stock plus accrued and unpaid dividends to, but not including, the Redemption Date in an amount of $0.2578 per share, for a total payment of $25.2578 per share (the “Redemption Price”).

After the Redemption Date, the Series C Preferred Stock will no longer be outstanding and all of the rights of the holders of the Series C Preferred Stock will terminate, except the right to receive the Redemption Price, without interest. Series C Preferred Stock held through the Depository Trust Company will be redeemed in accordance with the applicable procedures of the Depositary Trust Company.

Because all of the issued and outstanding shares of Series C Preferred Stock are being redeemed, trading of the Series C Preferred Stock on the New York Stock Exchange (“NYSE”) will cease after the Redemption Date. The Series C Preferred Stock currently trades on the NYSE under the symbol “UMH.PRC”.

A NYSE Company: Symbol - UMH

since 1968

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax (732) 577-9980

The notice of redemption and related materials are being mailed to holders of record of Series C Preferred Stock on June 16, 2022. As specified in the notice of redemption, payment of the Redemption Price will be made only upon presentation and surrender of the certificates representing the Series C Preferred Stock to the redemption agent, American Stock Transfer & Trust Company, LLC. Questions regarding the redemption of the Series C Preferred Stock, or the redemption procedures, may be directed to American Stock Transfer & Trust Company, LLC at:

American Stock Transfer & Trust Company, LLC

Operations Center

Attention: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

(877) 248-6417

ABOUT UMH PROPERTIES, INC.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 130 manufactured home communities with approximately 24,400 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. UMH also has an ownership interest in and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

A NYSE Company: Symbol - UMH

since 1968